SAMSON OIL & GAS EXTENDS CENTRAL BAKKEN ACREAGE

Denver 1700 hours April 15th, Perth 0700 hours April 16th, 2013

Rainbow Project

Samson Oil & Gas Limited ("Samson" or the "Company") (ASX: SSN; NYSE MKT: SSN) advises that is has agreed to acquire, in two tranches, a net 1,225 acres in two 1,280 acre drilling units located in the Rainbow Project, Williams County, North Dakota, The Rainbow Project is located in Sections 17, 18, 19 and 20 in T158N R98W. The details of the transaction will be documented in a sale and purchase agreement to be entered into at or before closing.

The transaction involves an acreage trade by the parties and a future carry of the vendor by Samson in the initial drilling program on the Rainbow Project. Samson will transfer 160 net acres from its 1,200 acre undeveloped acreage holding in North Stockyard and the vendor will fund its share (between 7.5% and 8.5%) of the North Stockyard initial infill program. Samson will acquire 950 net acres in the Rainbow Project from the vendor for this acreage trade and will provide a $1.2million carry to the vendor, for the first (10% carry) and second (2% carry) development wells to be drilled in the Rainbow Project Samson will have the ability, subject to the vendor acquiring additional acres, to acquire a further 274 acres by carrying the vendor for $0.7 million in the second well in the project.

Samson has assessed the project based on offset well data and believes that the project will support 16 wells, 8 in the middle Bakken and 8 in the first bench of the Three Forks. These wells would be expected to be configured as north-south orientated 10,000 foot horizontals.

In the western drilling unit of the acquired acreage, Samson will hold a 52% working interest. In the eastern drilling unit, Samson’s interest will initially be 23% but with the option to increase it to 44% in the second tranche. While the acquired acres have yet to be drilled, because of the direct offsets in the Bakken, Samson expects that four Proved Undeveloped (PUD) Bakken locations will be determined. The 12 additional wells will most likely be designated as Probable. The value of the Proved and Probable reserve has been internally assessed at a Net Present Value at a 10% discount rate in the range of $15 million (Tranche 1) to $20 million (Tranche 1 and 2) on a pre-drill basis.

Other interest holders owning an interest in the Rainbow Project include Hess, Halcón and Continental.

Subject to financing, Samson intends to integrate the development of the Rainbow Project with its own ongoing infill development of the North Stockyard field, where Samson has a total 14 infill locations available to be drilled based on the current spacing order. Thus, Samson now expects to have a gross 30 well locations in the area, or approximately two and a half years drilling using a single rig.

North Stockyard

Separately, Samson announced that the Frontier Rig 24 has been mobilized to the North Stockyard Field, where it has been rigged up on the Duckstein 1-13-14H TF location, and is expected to commence drilling operations today. This will involve drilling and setting the surface casing to 2,300 feet before skidding to the Billabong 2-13-14BK location, where subsequently the drilling sequence will be repeated across all four locations on this pad.

About Samson Oil & Gas Limited

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,101 million ordinary shares issued and outstanding, which would be the equivalent of 105 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.48 per ADS on April 15th, 2013 the Company has a current market capitalization of approximately US$50 million. Correspondingly, based on the ASX closing price of A$0.022 on April 15th, 2013, the Company has a current market capitalization of A$46 million.

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any of Samson’s securities, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful without registration or qualification under the securities laws of the jurisdiction. While Samson has filed a registration statement with the U.S. Securities and Exchange Commission relating to a proposed Rights Offering to its shareholders, that offering will be made only by means of a prospectus. The U.S. prospectus and prospectus supplement for the Rights Offering are available at www.sec.gov/edgar/searchedgar/webusers.htm. The Australian prospectus is available at www.asx.com.au. A copy of the U.S. prospectus and prospectus supplement may be obtained from the information agent, Georgeson Inc. at (800)-213-0473.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for the Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.